Exhibit 5.1

[Legal Opinion of Parr Brown Gee & Loveless, PC]

May 22, 2012

Altair Nanotechnologies Inc.
204 Edison Way
Reno, NV  89502-2306

Re:  Registration Statement on Form S-4, File No. 333-178729

Gentlemen:

We have acted as United States counsel to Altair Nanotechnologies Inc., a corporation domesticated from the Canada Business Corporations Act (the “CBCA”) to the Delaware General Corporation Law (the “Company”), and have been requested to furnish this opinion in connection with the Company’s Registration Statement on Form S-4, File No. 333-178729 (as such may be further amended or supplemented, the “Registration Statement”) with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended and inclusive of rules and regulations promulgated thereunder (the “Securities Act”), of shares of common stock, par value $.001 per share, of the Company, together with associated Rights arising under the Rights Agreement (each as defined below), in connection with the change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware (the “Domestication”) pursuant to Section 388 of the Delaware General Corporation Law.

For the purpose of rendering our opinion as expressed herein, we have been furnished with and have reviewed the following documents:

(i)           the Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on May 11, 2012 with an effective date of May 15, 2012 (the “Certificate of Incorporation”) and the Certificate of Corporate Domestication of the Company as filed with the State of Delaware on May 11, 2012 with an effective date of May 15, 2012 (the “Certificate of Domestication”; together with the Certificate of Incorporation, the “Domestication Documents”);

(ii)           the Registration Statement;

(iii)           the bylaws adopted by the Company in connection with the Domestication (the “Bylaws”); and

(iv)           the Amended and Restated Shareholder Rights Plan Agreement, dated October 15, 1999, by and between the Company and Equity Transfer Services Inc., as amended to date (the “Rights Agreement”) with respect to the “Rights” as defined therein.

We have examined the originals or certified, conformed or reproduction copies of the foregoing documents and all such other records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein.  In all such examinations, we have assumed (a) the genuineness of all signatures on original or certified copies; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to the original of all copies submitted to us as conformed or reproduction copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered, repealed or amended in any respect material to our opinion as expressed herein.  As to various questions of fact relevant to the opinions hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

In addition to the foregoing, for purposes of rendering our opinions as expressed herein, we have assumed:

(1)           that the Company was prior to the effectiveness of the Domestication duly organized, validly existing and in good standing under the laws of Canada and under the CBCA, and at all times relevant for purposes of rendering our opinion as expressed herein had, the full power, authority and legal right to domesticate into the State of Delaware;

(2)           that, at all times relevant for purposes of rendering our opinion as expressed herein, the laws of Canada and the CBCA permitted, and will permit, the Domestication;

(3)           that the Domestication was, or will be, duly authorized by the Company under the CBCA;

(4)           that all necessary action has been taken, or will be taken, under the CBCA and other applicable laws of Canada to authorize and permit the Domestication and any and all consents, approvals and authorizations from applicable Canadian governmental authorities required to authorize and permit the Domestication have been, or will be, obtained;

(5)           that the Domestication Documents were duly authorized, executed and filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law;

(6)           that each common share of the Company issued and outstanding prior to the Domestication was, immediately prior to the effective time of the Domestication, duly authorized, validly issued, fully paid and non-assessable under the laws of Canada and the CBCA; and

(7)           that each Right issued and outstanding prior to the Domestication was, immediately prior to the effective time of the Domestication, duly authorized, validly issued, fully paid and non-assessable under the laws of Canada, the CBCA and the Rights Agreement.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that:

A.           as of the effective time of the Domestication following the filing of the Domestication Documents with the Delaware Secretary of State, the Company was domesticated as a corporation in the State of Delaware and the validly issued, fully paid and non-assessable common shares of the Company issued and outstanding immediately prior to the effective time of the Domestication (the “Domestication Shares”) came to represent validly issued, fully paid and non-assessable shares of common stock, par value $.001 per share; and

B.           The Rights outstanding on the effective time of the Domestication and associated with the Domestication Shares represent validly issued Rights of the Company under the Rights Agreement as of the effective time of the Domestication.

The opinion set forth in paragraph B. above is limited to the corporate authorization and valid issuance of the Rights under the laws of the State of Delaware.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.  In rendering the opinion set forth in paragraph B. above, we have assumed that the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

The opinions expressed herein are rendered solely for your benefit in connection with the matters addressed herein.  The opinions expressed herein are with respect to, and limited to, the corporate laws of the State of Delaware and the federal laws of the United States, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.  The foregoing opinion is rendered as of the date first set forth above. We undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours, /s/ Parr Brown Gee & Loveless, PC PARR BROWN GEE & LOVELESS, PC